UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 20, 2008

OCEANAUT, INC.

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	001-33336	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17TH Km National Road Athens-Lamia & Finikos Street

145 64 Nea Kifisia

Athens, Greece

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  +30-210-620-9520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On February 20, 2008, the board of directors of Oceanaut, Inc., a Marshall Islands corporation, replaced Christopher J. Georgakis, the President and Chief Executive Officer and a director of the Company, effective February 20, 2008, with Gabriel Panayotides, as President and Chief Executive Officer of the Company.  Mr. Georgakis is expected to remain on the Company’s board of directors.

(c)

On February 20, 2008, the Company's board of directors appointed Gabriel Panayotides, the Company’s current Chairman of the Board, to the position of President and Chief Executive Officer effective February 20, 2008.

Gabriel Panayotides, age 54, has served as the Company’s Chairman of the board of directors since our inception. Mr. Panayotides has also been the Chairman of the Board and a director of Excel Maritime Carriers Ltd. since 1998 and, on February 15, 2008, became the interim Chief Executive Officer of Excel. Mr. Panayotides has participated in the ownership and management of ocean going vessels since 1978. He is also a member of the Greek Committee of Bureau Veritas, an international classification society. Mr. Panayotides is also a member of the board of directors of D/S Torm, a shipping company based in Denmark. He holds a Bachelors degree from the Piraeus University of Economics.

Mr. Panayotides is the father of Ismini Panayotides, the Vice PresidentBusiness Development of the Company.  There is no other family relationship between Mr. Panayotides and any other Company executive officer or director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  February 20, 2008

OCEANAUT, INC.

/s/ Eleftherios A. Papatrifon

Eleftherios A. Papatrifon

Chief Financial Officer